Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-11 No. 333-240261) and related Prospectus of FS Credit Real Estate Income Trust, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated March 26, 2021, with respect to the consolidated financial statements of FS Credit Real Estate Income Trust, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

Philadelphia, Pennsylvania

October 15, 2021